Exhibit 99.1

NEWS RELEASE

SURGE GLOBAL ENERGY, INC.
February 12, 2008

Mr. David Peres resigned as Chief Executive Officer of Surge Global Energy, Inc. (“Surge” or the “Company”) as of February 6, 2008, and as a member of the Company’s board of directors (the “Board”) as of February 11, 2008.

The Board elected John C. Stiska as Chief Executive Officer on February 11, 2008, to replace Mr. Perez.

The Board also formulated its slate of directors for the March 18, 2008 Annual Meeting of the Stockholders.  The Company’s slate will be composed of:  Jeffrey Bernstein, Charles Sage, Barry Nussbaum, E. Jamie Schloss, Mark Fritz, John Stiska, and Dale Fisher.

As part of the orderly transition of the board, existing directors Richard Collato, Thomas Page and Robert Fields resigned and Jeffrey Bernstein, Charles Sage, Barry Nussbaum, E. Jamie Schloss and Mark Fritz were elected to the Board yesterday and accepted their election.

The Board has confirmed its determination to pursue opportunities that will benefit the company and its shareholders and to work with the Company’s investment advisors in Calgary, Rundle Energy Partners, one of the premier firms in the Canadian energy sector.